Exhibit 10.2

Gulf Resources, Inc.	CCG Investor Relations
Rena Xiao	Mr. Crocker Coulson, President
E-mail: renaxiao@gmail.com	Phone: +1-646-213-1915
E-mail: crocker.coulson@ccgir.com
Helen Xu
E-mail: beishengrong@163.com	Ms. Linda Salo, Financial Writer Phone: +1-646-922-0894
E-mail: linda.salo@ccgir.com Website: http://www.ccgirasia.com/

Gulf Resources Promotes Nai Hui Miao to Chief Operating Officer

New York & Shandong Province, July 22, 2009 - Gulf Resources, Inc. (OTCBB: GFRE) (“Gulf Resources” or the “Company”), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced that the Company’s board of directors has appointed Mr. Nai Hui Miao to serve as the Company’s chief operating officer, effective July 16, 2009. His responsibilities will include overseeing the Company’s daily operations, sales and material procurement, in addition to monitoring account receivables.

Mr. Miao has rich experience from working for Gulf Resources’ two operating subsidiaries Shouguang City Haoyuan Chemical Company Limited (“SCHC”) and Shouguang City Yuxin Chemical Company Limited (“SYCI”). Since January 2006, he served as vice president of SCHC, where he was responsible for sales, human resources and general business management. Since January 2006, he has also served as director secretary of Gulf Resources’ Board of Directors. From 2005 to 2006, Mr. Miao served as vice president and deputy general manager of SYCI, where he developed the sales market of Talimu oil field.  From 1991 to 2005, Mr. Miao worked for of Shouguang City Commercial Trading Center Company Limited where he started off as manager and was later promoted to vice president. During his tenure, Shouguang City Commercial Trading Center Company Limited transformed from a state-owned enterprise into a privately held company. Previously, and since 1986, he was the director of Shouguang Business Trade Center. Mr. Miao has an associate degree in business administration from the Weifang College in Shandong province, China.

 “We are delighted to recognize Mr. Miao’s years of hard work and dedication by promoting him to the newly established position of chief operating officer. His breadth of experience will be a strong asset in his new role,” said Xiaobin Liu, Chief Executive Officer of Gulf Resources. “His deep knowledge of both the bromine and chemical industries will play an important role as we develop opportunities in existing markets and new vertical markets.”

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited (“SCHC”) and Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information about the Company, please visit www.gulfresourcesinc.cn.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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